EXHIBIT 99
----------


FOR IMMEDIATE RELEASE
---------------------


Contact: Raymond Martz, Vice President of Finance/Investor Relations-Bethesda +301/941-1516



   LA SALLE HOTEL PROPERTIES ANNOUNCES NEW ORLEANS GRANDE HOTEL SALE
   -----------------------------------------------------------------
            Company to Recognize $37.2 Million Gain on Sale


BETHESDA, MD, April 21, 2003 -- LaSalle Hotel Properties (NYSE: LHO) today announced the sale of the 494-room New Orleans Grande Hotel. The sale price was $92.5 million with net proceeds of $91.5 million. The proceeds were comprised of $46.7 million in debt assumed by the new buyer plus $44.8
million of cash.   This represents a $37.2 million gain on sale.  In
conjunction with the sale of the New Orleans property, and the assumption of debt by the purchaser, the Company will recognize a $0.8 million non-cash expense in the second quarter relating to the early disposition of debt associated with the hotel. The seller was represented by Hodges Ward Elliott of Atlanta, Georgia.

     The Company currently anticipates redeploying the proceeds from the sale of the New Orleans Grande Hotel through an Internal Revenue Code
Section 1031 like-kind exchange ("1031-Exchange"). As a result, net cash proceeds from the sale will be held in an escrow account until a property(ies) is purchased through the 1031-Exchange. However, there can be no assurance that acquisition of a new property or properties will occur. If the Company fails to identify a like-kind replacement property(ies) of comparable value within 45 days of the date of sale and/or fails to acquire such property(ies) within 180 days of the date of sale, the Company will be required to pay out a capital gain distribution up to the amount of its net gain on the sale of the asset or pay a capital gains tax on such gain. The amount of the capital gain distribution will vary based on partial deployment, if any, of the net sale proceeds, other distributions made by the Company throughout the year, taxable income and other business events which may or may not be under management's control.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator self managed real estate investment trust ("REIT"), which owns 16 upscale and luxury full-service hotels, totaling approximately 5,300 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Hyatt Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels & Resorts, Inc., Radisson Hotels International, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Interstate Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.



Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Additional Contacts:
-------------------


     Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
     301/941-1516



       For additional information, please visit our web site at
                         www.lasallehotels.com




                               #   #   #